Exhibit 99.1

Mr. Fadi Chehadé, CEO Internet Corporation for Assigned Names and Numbers 12025 Waterfront Drive, Suite 300 Los Angeles, CA 90094-2536 USA	12061 Bluemont Way Reston, VA 20190 t: 703-948-3200 VerisignInc.com

March 28, 2013

Dear Mr. Chehadé,

As you know, Verisign is a long-time supporter of ICANN and a participant in the new generic Top Level Domain (“gTLD”) program. We firmly believe that the new gTLD program is an important way to extend the value of the Domain Name System (“DNS”) well into the future, and that its success is important to the entire community. We have made 14 direct applications for new gTLDs, and applicants representing more than 200 strings have selected Verisign as their back-end registry services provider. With the infrastructure and financial commitments already made, Verisign is heavily invested in the program, and is committed to the program's successful execution.

As the operator of infrastructure supporting some of the largest gTLDs, Verisign has provided more than 15 years of availability for .com, supporting over 106 million registrations, and a daily peak of more than 117 billion lookups. We have delivered this level of service while applying numerous upgrades and large-scale feature enhancements, such as DNSSEC and IPv6 support. The resulting stability has provided the confidence on which, according to the U.S. Department of Commerce, over $200 billion in direct e-commerce was conducted in 2012. Our security team is among the most experienced in assessing and addressing risks to DNS security and stability.

Our just-completed study, titled “NEW GTLD SECURITY AND STABILITY CONSIDERATIONS,” by Verisign's internal security team, our product management group, and Verisign Labs, is enclosed.

We commend you for your remarks on security at the new gTLD webinar and the Registry Stakeholder Group meeting, both held earlier this week. Your unequivocal position that security and stability will not be risked, and that any threats will be addressed prior to the new gTLD program moving forward, are strong statements in support of protecting all Internet users.

Verisign stands ready to assist ICANN in any way to address the issues identified in our report.

Sincerely,

/s/ D. James Bidzos

D. James Bidzos
Executive Chairman, President and Chief Executive Officer
VeriSign, Inc.

cc: Mr. Lawrence E. Strickling, Assistant Secretary for Communications and Information , U.S. Department of Commerce
Dr. Stephen D. Crocker, Chairman, ICANN Board of Directors
Mr. Cherine Chalaby, Director, ICANN, and Chair, New gTLD Program Committee